EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ECB Bancorp, Inc.:

We consent to the inclusion in the registration statement (No. 333-128843) on Form S-1 of ECB Bancorp, Inc. of our report dated March 22, 2005, with respect to the consolidated balance sheet of ECB Bancorp, Inc. as of December 31, 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2004, which report appears herein and to the reference to our firm under the heading of “Experts” in the prospectus.

/s/ KPMG LLP

Raleigh, NC
March 3, 2006